FOR IMMEDIATE RELEASE

             ANN TAYLOR ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE
          CYGNE DESIGNS' INTEREST IN CAT SOURCING JOINT VENTURE
                       AND CYGNE'S ANN TAYLOR DIVISION

               New York, New York, June 10, 1996 -- AnnTaylor Stores Corporation (NYSE: ANN) and its wholly owned subsidiary, AnnTaylor, Inc., announced today that they have entered into a definitive agreement with Cygne Designs, Inc. ("Cygne") and its wholly owned subsidiary, Cygne Group (F.E.) Limited, regarding the Company's previously announced acquisition of Cygne's entire inter-est in the Company's direct sourcing joint venture with Cygne and the assets of what is known as the Ann Taylor Woven Division of Cygne, which is the division of Cygne that is responsible for sourcing merchandise for Ann Taylor. The joint venture, which is known as CAT U.S., Inc. and C.A.T. (Far East) Limited (together, "CAT"), currently is 60% owned by Cygne and 40% owned by Ann Taylor. In fiscal 1995, Ann Taylor purchased approxi-mately 38% of its merchandise through CAT and an addi-tional 16% of its merchandise directly from Cygne.

               The purchase price for Cygne's interest in CAT and the Ann Taylor Woven Division assets will consist of shares of Ann Taylor common stock having a market value of $36 million at the time of closing (provided that in no event will Ann Taylor be required to issue more than
          2.5 million shares), a cash payment in an amount equal to the tangible net book value of the fixed assets (but not to exceed $2,646,000) plus the tangible net book value of the inventory of the Ann Taylor Woven Division, less the amount of certain liabilities of the Division to be assumed by Ann Taylor. The Company will also pay cash in respect of an obligation under an existing employment agreement with CAT.

               Ann Taylor has received the consent of its lenders to the CAT/Cygne transaction and CAT has received a written commitment of HongKong and Shanghai Banking Corporation to the continuation of CAT's existing $40 million credit facility. The closing of the CAT/Cygne transaction is subject to various other conditions, including (i) the approval of the transaction by Cygne's stockholders and (ii) the consent and release of liens by each of HongKong and Shanghai Banking Corporation and certain other lenders to Cygne. It is currently antici-pated that the transaction will close in August 1996 following approval by Cygne's stockholders. There can be no assurance, however, that the conditions referred to above will be satisfied, that the transaction will be consummated or, if consummated, that it will be consum-mated within the currently anticipated time frame.

               As previously announced, Ann Taylor has agreed to register the shares to be issued to Cygne for resale, although Cygne will be subject to certain restrictions on the timing of sales and the amount of shares which can be sold at any one time.

               Ann Taylor is one of the country's leading women's specialty apparel retailers, operating 308 stores in 40 states and the District of Columbia.

                                    * * *

          Contact:  Jocelyn Barandiaran      Gina Iaderosa
                    Investor Relations       Marketing/Public
                    212-541-3226             Relations
                                             212-541-3347